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                               TERMINATION AGREEMENT

       This Termination Agreement ("Agreement") between SULCUS HOSPITALITY TECHNOLOGIES CORP., a Pennsylvania corporation ("Sulcus"), together with its subsidiaries (collectively, the "Company") and LEON HARRIS, an individual residing in the State of New Jersey ("Employee"), is dated as of February ___, 1999, but shall become effective only on the date the merger between Sulcus and Sulcus Acquiring Corporation ("SAC"), a wholly owned subsidiary of Eltrax Systems, Inc., a Minnesota corporation ("Eltrax"), is consummated (the "Effective Time"). In the event that the merger between Sulcus and SAC (the "Merger") does not take place, this Agreement shall be null and void and without any effect whatsoever.

                                      RECITALS

       WHEREAS, on March 3, 1997, Employee entered into an LETTER AGREEMENT with Sulcus whereby Employee agreed to serve as Sulcus' Chief Executive Officer, and Sulcus agreed to compensate Employee for those services (the "Original Agreement"); and

       WHEREAS, on October 13, 1997, Sulcus and Employee entered into an AMENDMENT TO EMPLOYMENT AGREEMENT which amended certain terms of the Original Agreement; and

       WHEREAS, on March 1, 1998, Sulcus and Employee executed AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (the Original Agreement together with each of its Amendments as well as all other documents pertaining to Employee's employment by Sulcus, is collectively referred to as the "Sulcus Agreement"); and

       WHEREAS, in recognition of the fact that at the Effective Time Sulcus will cease to exist as a public company and will become a wholly owned subsidiary of Eltrax, the Company and Employee desire to terminate the Sulcus Agreement in accordance with the terms and conditions set forth herein.

       NOW, THEREFORE, in consideration for the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                     ARTICLE 1

1.1    SULCUS AGREEMENT SUPERSEDED.   At the Effective Time, all terms and
       conditions of the Sulcus Agreement shall terminate, and Employee shall have no rights or benefits of any kind or nature whatsoever under the Sulcus Agreement, unless expressly provided for herein.

1.2    TERMINATION FEE.   As sole consideration for Employee's termination of
       the Sulcus Agreement, Sulcus shall pay Employee on March 31, 1999, compensation of Seven Hundred Twenty Two Thousand and xx/100 Dollars ($722,000.00).

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1.3    OPTIONS VEST.   Notwithstanding the termination of the Sulcus Agreement,
       any and all options to acquire Sulcus stock held by Employee shall fully vest as of the Effective Time.

1.4    PARACHUTE PROTECTION.   If at the Effective Time, the closing price of
       Eltrax common stock is less than $8.00 per share, and in the event that any payment (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")) to Employee arising out of the termination of his employment with the Company would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively, the "Excise Tax"), then Employee will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes, other than interest and penalties imposed by reason of Employee's failure to file timely a tax return or pay taxes shown due on his return), including any Excise Tax imposed upon the Gross-Up Payment, Employee will retain an amount of net cash equal to the amount he would have retained absent application of Code Section 4999.

                                    ARTICLE 2

2.1    SUCCESSORS AND ASSIGNS.   Except as otherwise provided herein, this
       Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. This Agreement shall not be assignable by the Employee, but its economic terms shall inure to the benefit of the Employee's heirs and beneficiaries.

2.2 CAPTIONS. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

2.3 GOVERNING LAW. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Pennsylvania without giving effect to the conflict of laws principles thereof.

2.4 CONSTRUCTION. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement shall be prohibited or invalid, all remaining clauses shall remain fully enforceable.

2.5 MODIFICATION. This Agreement may not be and shall not be modified or amended except by written instrument signed by all parties.

2.6 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon and supersedes all prior or contemporaneous agreements, understandings and negotiations with respect to the subject matter hereof.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                 SULCUS HOSPITALITY TECHNOLOGIES CORP.,
                                 together with its subsidiaries


                                 By: ___________________________________________
                                        John W. Ryba, Senior Vice
                                        President and General Counsel


                                 EMPLOYEE


                                 _______________________________________________
                                 Leon D. Harris